UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2005

Kensey Nash Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-27120	36-3316412
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation or organization)

Marsh Creek Corporate Center, 55 East Uwchlan Avenue, Exton, Pennsylvania 19341
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (610) 524-0188

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

			PAGE

Section 1.	Registrant’s Business and Operations

	Item 1.01	Entry into a Material Definitive Agreement	2

Section 9.	Financial Statements and Exhibits

	Item 9.01	Financial Statements and Exhibits	2

SIGNATURES			3

EXHIBITS

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2005, Kensey Nash Corporation (the” Company”) entered into an amendment (the “Amendment”) to the Development, Manufacturing and Supply Agreement dated March 25, 2003 (the “Agreement”) with Orthovita, Inc. pursuant to which the term of the original agreement was lengthened from seven (7) to ten (10) years from February 2004, the first commercial sale of the co-developed products, or until the year 2014 (the “Initial Term”). This Agreement is subject to an automatic three (3) year extension, unless written notice is provided by either party at least six months prior to expiration of the Initial Term. The Amendment also provides a modification to the calculation of net sales upon certain events and a termination provision that the Company may elect to exercise if Orthovita fails to achieve the agreed upon net sales. The Agreement contemplates the joint development and commercialization of new products, which are directed toward the spinal surgery and orthopedic markets and are based on Orthovita’s proprietary VITOSS bone graft substitute material in combination with the Company’s proprietary biomaterials. Under the Agreement, the Company manufactures the co-developed products and Orthovita markets and sells the products worldwide through its focused distribution channel. In addition, the Company receives a royalty on the net sales of the co-developed products.

On March 3, 2005, the Company issued a press release relating to the Amendment, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1 Press Release dated March 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENSEY NASH CORPORATION

By:	/s/ Wendy F. DiCicco
Wendy F. DiCicco, CPA
Chief Financial Officer

Dated: March 8, 2005